Exhibit 99.1
For Immediate Release

HALO Investor Relations Contact:
Chris Witty / Jody Burfening
Lippert/Heilshorn & Associates
cwitty@lhai.com
(212) 838-3777

HALO Media Contact:
Sarah Milligan
Halo Technology Holdings
smilligan@haloholdings.com
(203) 422-2950

HALO Technology Holdings Announces Third Quarter Results

GREENWICH, Conn. – May 24, 2007 – HALO Technology Holdings (OTCBB: HTHO) (the “Company” or “HALO”) today announced results for the three and nine months ended March 31, 2007.

For the third quarter of fiscal 2007, the Company reported revenue of $3.9 million versus $2.9 million reported in the third quarter of fiscal 2006. Results for the current quarter reflect the acquisitions of Empagio, Inc, which was acquired January 13, 2006; Executive Consultants, Inc., acquired March 1, 2006; Tenebril, purchased on August 24, 2006; and RevCast, acquired September 15, 2006. For the third quarter of fiscal 2007, the Company posted a loss before interest expense and fair value gain on warrants of $1.5 million, compared with a loss of $1.9 million in the prior year period. In the quarter ended March 31, 2007, HALO reported a net loss attributable to common stockholders of $4.0 million, or $(0.11) per diluted share, versus a net loss of $2.3 million, or $(0.32) per diluted share, for the third quarter of fiscal 2006. The net loss attributable to common stockholders for the third quarter of fiscal 2007 included $3.0 million in gains on warrants compared to a gain of $3.2 million last year. In addition, the Company recently reclassified its Empagio unit as a discontinued operation, reflecting its pending sale; this year’s third quarter included a loss from discontinued operations of $2.8 million versus income of approximately $50,000 for the third quarter of fiscal 2006. There were 35.0 million diluted shares outstanding, on average, for the third quarter of fiscal 2007 (excluding convertible preferred stock, options, warrants and other convertible securities) as compared with 7.1 million diluted shares outstanding for the period last year.

For the nine months ended March 31, 2007, the Company posted revenue of $11.1 million, as compared with $5.0 million for the first nine months of fiscal 2006. The Company posted a loss before interest expense and fair value gain on warrants of $4.3 million; for the same period last year, the Company posted a loss before interest expense and fair value gain on warrants of $4.5 million. HALO reported a net loss attributable to common stockholders of $9.8 million, or $(0.31) per diluted share, versus income of $20.3 million, or $0.77 per diluted share, for the same period last year. The nine months of fiscal 2007 included $7.5 million in gains on warrants, compared to $34.9 million for the first nine months of fiscal 2006. These results also include a loss from discontinued operations of $2.2 million, compared with a loss of $1.6 million for the same period in fiscal 2006. There were 31.5 million diluted shares outstanding, on average, for the first three quarters of fiscal 2007 (excluding convertible preferred stock, options, warrants and other convertible securities) as compared with 27.9 million diluted shares outstanding in fiscal 2006 (including 23.2 million convertible preferred stock options, warrants and other convertible securities.)

“This past quarter HALO concentrated on taking all measures necessary to cut costs and monetize assets in order to meet our debt obligations,” stated Ron Bienvenu, chairman and chief executive officer. “To that end, we decided to sell Empagio for $16 million and have, in tandem, renegotiated the terms of our agreement with Fortress Credit Corp. to pay down approximately $12.6 million of debt and modify the maturity date from August 2, 2009 to September 28, 2007. We expect the sale of Empagio to close later this month. With our debt structure stabilized, we are now in a position to focus our attention on the Company’s core operations and capitalize on attractive demand dynamics for our DAVID, Process, ProfitKey and Kenosia subsidiaries, leading to increased revenue growth and EBITDA expansion for the remainder of this year and into fiscal 2008.”

Conference Call
HALO will host a conference call today at 11:00 a.m. Eastern. During the call, Ron Bienvenu, chairman and chief executive officer, and Sue Florentino, senior vice president of operations and finance, will discuss the Company’s performance and financial results. The telephone number for the conference call is 800-399-7503.

A live webcast of the call will also be available on the Company’s website www.haloholdings.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software. The webcast will be archived on the site, and a telephone replay of the call will be available for seven days beginning at 2:00 PM Eastern time, May 24, at 706-645-9291, using conference ID #1027497.

About HALO Technology Holdings
HALO Technology Holdings, Inc. is a global provider of a diversified range of standards-based enterprise software applications and on-demand solutions. HALO’s strategy is to acquire and operate enterprise software companies with a commitment to sustainable growth. HALO portfolio companies focus on customer service, product quality and profitability to build long term customer relationships and ensure customer satisfaction today and into the future. Everyday, thousands of corporations and institutions from across the globe rely on our portfolio companies to deliver high quality, enterprise class software and services. For more information, please see our website at www.haloholdings.com.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. (the “Reform Act”). These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbors for forward-looking statements provided by the Reform Act are unavailable to issuers of “penny stock”. Our shares may be considered a penny stock and, as a result, the safe harbors may not be available to us. Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new products and technologies, and the success of new initiatives. In particular, statements contained in this press release that concern future operating results or other statements using words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “may,” “plan,” “project,” “should” “will,” or “set our sights on” constitute forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.In addition, such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include: (i) demand for the Company’s products; (ii) the actions of current and potential new competitors; (iii) changes in technology; (iv) the nature and amount of the Company’s revenues and expenses; and (v) overall economic conditions and other risks detailed from time to time in the Company’s periodic earnings releases and reports filed with the Securities and Exchange Commission, as well as the risks and uncertainties discussed in the Company’s Annual Report on Form 10-KSB , and the Company’s Quarterly Reports on Form 10-QSB .

(tables follow)

HALO Holdings
Consolidated Balance Sheets

	March 31, 2007	June 30, 2006
	(unaudited)	(audited)
Assets
Current Assets:
Cash and cash equivalents	$848,628	$853,901
Marketable securities	—	9,750
Accounts receivable, net of allowance for doubtful accounts of $66,169
and $72,883 respectively	1,748,501	1,602,054
Due from Platinum Equity, LLC	330,000	302,500
Prepaid expenses and other current assets	409,755	298,880
Assets held for sale	22,212,410	40,170,574

Total current assets	25,549,294	43,237,659
Property and equipment, net	490,909	281,689
Deferred financing costs, net	468,417	1,492,096
Intangible assets, net of accumulated amortization of $1,185,822
and $557,636 respectively	5,456,461	5,589,147
Goodwill	15,290,342	9,023,028
Other assets	88,950	79,919

Total assets	$47,344,373	$59,703,538

Liabilities and stockholders’ equity
Current liabilities:
Senior note payable	$16,636,246	$1,333,126
Note payable to Platinum Equity, LLC	1,750,000	1,750,000
Notes payable	467,569	3,275,000
Accounts payable	1,380,381	930,336
Accrued expenses	5,767,426	4,382,253
Deferred revenue	6,046,749	5,154,191
Due to ISIS	1,243,749	1,243,864
Liabilities of discontinued operations	6,866,969	12,040,172

Total current liabilities	40,159,089	30,108,942
Subordinate notes payable	2,613,517	1,770,833
Senior notes payable	—	20,752,493
Other long term liabilities	758,264	41,798
Series C warrants liabilities	312,606	3,720,893
Senior and Sub warrants liabilities	776,231	1,333,942
Other warrants liabilities	874,590	2,566,319

Total liabilities	45,494,297	60,295,220
Commitments and contingencies	—	—
Mandatory redeemable Series D Preferred Stock: $.00001 par value; 8,863,636 shares
authorized, 7,045,454 issued and outstanding (Liquidation value - $7,750,000)	7,750,000	7,750,000
Stockholders’ equity (deficit):
Preferred stock (Canadian subsidiary)	2	2
Shares of Common Stock to be issued for accrued interest on subordinated debt and accrued dividends on Series D Preferred Stock	350,325	41,667
Common stock: $.00001 par value; 150,000,000 shares authorized;
40,372,686 and 26,723,247 shares issued and outstanding, respectively	404	267
Additional paid-in-capital	99,388,210	86,265,258
Treasury stock	(1,250,000)	—
Accumulated other comprehensive loss	(19,430)	(43,528)
Accumulated deficit	(104,369,435)	(94,605,348)

Total stockholders’ equity (deficit)	(5,899,924)	(8,341,682)

Total liabilities and stockholders’ equity (deficit)	$47,344,373	$59,703,538

Halo Technology Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenue
Licenses	$896,130	$626,120	$2,173,216	$1,132,330
Services	3,044,250	2,316,158	8,907,601	3,894,979

Total revenues	3,940,380	2,942,278	11,080,817	5,027,309
Cost of revenue
Cost of license	195,905	181,671	528,500	343,335
Cost of services	778,239	619,050	2,051,665	1,078,377

Total cost of revenues	974,144	800,721	2,580,165	1,421,712

Gross Profit	2,966,236	2,141,557	8,500,652	3,605,597
Product development	1,160,290	823,088	2,993,302	1,439,741
Sales, marketing and business development	794,333	699,198	2,222,351	1,410,954
General and administrative	2,383,431	2,532,044	7,631,428	5,209,791
Gain on extinguishment of debt	—	—	(200,000)	—
Late filing penalty	110,000	—	110,000	—

Loss before interest and fair value gain on warrants	(1,481,818)	(1,912,773)	(4,256,429)	(4,454,889)
Fair value gain on warrants	2,954,662	3,181,675	7,534,884	34,853,160
Interest expense and other, net	(2,623,474)	(3,090,521)	(10,819,681)	(7,392,616)

(Loss) income from continuing operations before income taxes	(1,150,630)	(1,821,619)	(7,541,226)	23,005,655
Income taxes	16,537	7,291	32,106	9,993

(Loss) income from continuing operations	(1,167,167)	(1,828,910)	(7,573,332)	22,995,662
(Loss) income from discontinued operations, net of taxes	(2,840,949)	47,656	(2,190,782)	(1,636,089)

Net (loss) income	$(4,008,116)	$(1,781,254)	$(9,764,114)	$21,359,573

Computation of (loss) income applicable to common shareholders
Net (loss) income before preferred dividends	$(4,008,116)	$(1,781,254)	$(9,764,114)	$21,359,573
Preferred dividends	—	(475,604)	—	(1,069,162)

(Loss) income attributable to common stockholders	$(4,008,116)	$(2,256,858)	$(9,764,114)	$20,290,411

Basis (loss) income per share attributable to common stock:
(Loss) income from continuing operations	$(0.03)	$(0.32)	$(0.24)	$4.73
(Loss) income from discontinued operations	$(0.08)	$0.00	$(0.07)	$(0.35)
Net (loss) income	$(0.11)	$(0.32)	$(0.31)	$4.38
Diluted (loss) income per share attributable to common stock:
(Loss) income from continuing operations	$(0.03)	$(0.32)	$(0.24)	$0.83
(Loss) income from discontinued operations	$(0.08)	$0.00	$(0.07)	$(0.06)
Net (loss) income	$(0.11)	$(0.32)	$(0.31)	$0.77
Weighted-average number of common shares — basic	34,994,871	7,147,300	31,461,350	4,637,578
Weighted-average number of common shares — diluted	34,994,871	7,147,300	31,461,350	27,860,277

Halo Technology Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	March 31,
	2007	2006
Operating Activities
Net (loss) income	$(9,764,114)	$21,359,573
Loss from discontinued operations	2,190,782	1,636,089

(Loss) income from continuing operations	(7,573,332)	22,995,662
Adjustments to reconcile (loss) income from continuing operations to net cash used in operating activities of continuing operations:
Depreciation and amortization	793,356	438,739
(Recovery) provision for doubtful accounts	(44,265)	64,220
Gain on extinguishment of debt	(200,000)	—
Fair value gain on warrants revaluation	(7,534,884)	(34,853,160)
Loss on sales of marketable securities	28,429	—
Loss on disposal of property and equipment	177	—
Non cash compensation	1,346,909	676,823
Non cash interest expense	6,730,006	5,123,000
Changes in operating assets and liabilities of continuing operations:
Accounts receivable	288,642	674,191
Prepaid expenses and other current assets	221,081	(246,638)
Accounts payable and accrued expenses	2,067,800	(3,046,912)
Deferred revenue	(432,478)	5,197,320

Net cash used in operating activities of continuing operations	(4,308,559)	(2,976,755)
Investing activities
Purchase of property and equipment	(107,765)	(42,150)
Purchase of marketable securities	—	(40,577)
Tesseract, Process and Affiliates acquisition, net of cash acquired of $632,899	—	(16,048,141)
ECI acquisition, net of cash acquired of $20,871	—	(557,700)
Kenosia acquisition, net of cash acquired of $6,125	—	(507,145)
Cash proceeds from Empagio, Inc. seller	—	36,224
Cash acquired in acquisition of Tenebril, Inc.	622,683	—
Cash acquired in acquisition of RevCast, Inc.	500	—
Cash included on sale of Gupta Technologies, LLC	(1,009)	—
Proceeds from sale of Gupta Technologies, LLC	6,100,000	—
Proceeds from sale of marketable securities	12,149	—
Proceeds from sales of property and equipment	6,301	—

Net cash provided by (used in) investing activities of continuing operations	6,632,859	(17,159,489)
Financing activities
Deferred financing cost in connection with senior notes	—	(1,726,486)
Repayment of Fortress debt	(6,473,063)	—
Repayment of subordinated notes	—	(1,500,000)
Repayment of senior notes	—	(6,825,000)
Repayment of promissory notes	(130,000)	(550,000)
Repayment of Bristol technology, Inc. note	—	(500,000)
Repayment of Platinum Equity, LLC notes	—	(1,000,000)
Payments on capital lease obligations	(12,954)	—
Proceeds from senior notes	—	25,000,000
Proceeds from promissory notes	1,900,000	3,775,000

Net cash (used in) provided by financing activities of continuing operations	(4,716,017)	16,673,514
Effects of exchange rates on cash	(7,450)	66,687
Cash flows of discontinued operations
Net cash provided by operating activities	2,533,679	3,643,091
Net cash used in investing activities	(129,014)	(45,135)
Net cash used in financing activities	(10,771)	—

	2,393,894	3,597,956
Net (decrease) increase in cash and cash equivalents	(5,273)	201,913
Cash and cash equivalents—beginning of period	853,901	1,548,013

Cash and cash equivalents—end of period	$848,628	$1,749,926
Supplemental disclosure of cash flow information:
Income tax paid	$46,900	$145,008
Interest paid	$2,164,150	$1,458,993